Exhibit 4.8

                          FINANCIAL ADVISORY AGREEMENT


                                  June 10, 2005


Eve Krzyzanowski
CEO
Branded Media Corporation
425 Madison Avenue - Penthouse
New York, New York  10017

Dear Eve:

     The purpose of this letter is to confirm the engagement of Westminster Securities Corp. ("Westminster") by Branded Media Corporation (the "Company") to render financial advisory services to the Company.

     1. Engagement of Consultant. The Company hereby engages Westminster and Westminster hereby agrees to render services to the Company as a corporate finance consultant.

     2. Services. During the term of this Agreement, Westminster shall provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and private and public equity and debt financing. Such advice and consultation is hereinafter referred to as "Financial Services". The Financial Services shall be provided to the Company in such form, manner and place as the Company reasonably requests. Westminster shall not by this Agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of persons, firms, or corporations other than the Company.

     3. Extent of Consulting Services Provided. Westminster shall be available to provide Financial Services for not more than thirty (30) hours per month during the term of this Agreement ("Maximum Financial Services"). Westminster may, but shall not be required to, devote such additional time to the Company as may be requested by the Company for the purpose of providing additional Financial Services ("Additional Financial Services").

     4. Term. The term of this Agreement shall be a period commencing on the date of this Agreement and continuing through June 10, 2006; provided, however, that either party may terminate this Agreement without liability to the other upon thirty (30) days' prior written notice.

     5. Compensation. As compensation for the Financial Services, the Company shall pay Westminster or its designees in restricted stock of Branded Media Corporation as reported by Bloomberg (currently quoted on the Pink Sheets under symbol BMCP). The first payment will be due immediately upon signing of this engagement letter. The shares of Common Stock shall be non-refundable and non-cancelable and shall be "restricted securities" under the Securities Act of 1933, with piggyback registration rights.

     6. Disclaimer of Responsibility for Acts of the Company. The obligations of Westminster described in this Agreement consist solely of Financial Services to the Company. In no event shall Westminster be required by this Agreement to act

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as the agent of the Company or otherwise to represent or make decisions for the
Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance upon information or advice furnished by Westminster hereunder, shall be those of the Company or such affiliates, and Westminster shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

     7. Indemnification. The Company shall indemnify and hold Westminster and his representatives and agents (including his attorneys and advisors) (together, the "Westminster Indemnified Parties"), harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which they may become subject under the Securities Act or any other federal or state statute, or at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgements) arise out of or are in connection with this Agreement, except to the extent such liabilities, claims and lawsuits are due primarily to Westminster's negligence or misconduct. In addition, the Company shall also indemnify and hold the Westminster Indemnified Parties harmless against any and all costs and expenses, including reasonable legal fees incurred or related to the foregoing.

     Westminster shall indemnify and hold the Company and each of its officers, directors, employees, representatives, agents (including its attorneys and advisors), sureties, guarantors, and each person who controls the Company within the meaning of Section 15 of the Securities and Exchange Act of 1934 (together, the "Company Indemnified Parties"), harmless against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which they may become subject under the Securities Act or any other federal or state statute, or at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgements) arise out of or are in connection with this Agreement, except to the extent such liabilities, claims and lawsuits are due primarily to the Company's negligence or misconduct. In addition, Westminster shall also indemnify and hold the Company Indemnified Parties harmless against any and all costs and expenses, including reasonable legal fees incurred or related to the foregoing.

     The indemnified party shall give the other party prompt notice of any such liability, claims or lawsuit which it contends is the subject matter of such party's right to indemnification hereunder and the other party thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim or lawsuit, excepting therefrom any and all proceeds or hearings before any regulatory bodies and/or authorities.

     The provision shall survive the termination of this Agreement.

     8. Confidentiality. Except to the extent authorized by the Company or required by any federal or state law, rule or regulation or any decision or order by any court or regulatory authority, Westminster agrees that it will not disclose to any person, other than to any officer, director, employee, agent attorney, accountant or employee of Westminster who needs to know the information in connection with the performance of Westminster's services under this Agreement, any confidential information received by Westminster from the Company or its officers, directors, employees, consultants, counsel and independent accountants in connection with the performance of Westminster's services under this Agreement, provided that information shall not be deemed to be confidential if such information (i) is or becomes generally available to the public, other than as a result of a breach of this Agreement by Westminster from independent sources. Westminster agrees that is agents and employees and persons

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retained by Westminster who shall perform services for or on behalf of
Westminster in connection with the services to be performed by Westminster under this Agreement shall be advised by Westminster of the foregoing confidentiality obligations and thereby also be bound by the provision hereof.

     Any advice proved to the Company by Westminster pursuant to this Agreement is solely for the information and assistance of the Board of Directors of the Company. Such advice shall be treated as confidential information, shall not be disclosed publicly in any manner without Westminster's prior written approval and shall not be relied upon by the Company's shareholders or any third party. Any reference to Westminster or to any affiliate of Westminster in any release or communication to any party outside the Company is subject to Westminster's prior written approval. If this Agreement is terminated prior to any release or communication, no reference shall be made to Westminster without Westminster's prior written approval. Any approvals of Westminster under this paragraph shall not be unreasonably withheld.

     9. Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

     10. Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

     11. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

     12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any attempt by either party to assign any rights, duties, or obligations which may arise under this Agreement without the prior written consent of the other party shall be void.

     13. Governing law. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

     15. Arbitration. The parties agree that all controversies which may arise between them concerning any transaction, the construction, performance or breach of this or any other agreement between them, whether entered into prior, on, or subsequent to the date hereof, or any other matter, including but not limited to, securities activity, investment advice or in any way related thereto, shall be determined by mandatory, binding and non-appealable arbitration in New York, NY, in accordance with the rules of the American Arbitration Association. This shall inure to the benefit of and be binding upon the company, its officers, directors, registered representatives, agents, independent contractors, employees, sureties, and any person acting on its behalf in relation to acting subject to this Agreement. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

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                                           WESTMINSTER SECURITIES CORP.



                                           /s/ John P. O'Shea, President
                                               ---------------------------------
                                           By:  John P. O'Shea, President


ACCEPTED & AGREED TO:

BRANDED MEDIA CORPORATION


/s/ Eve Krzyzanowski
--------------------------
by:  Eve Krzyzanowski, CEO